Exhibit 99.1

BEHRINGER HARVARD OPPORTUNITY REIT II, INC.

Second Quarter Report

Quarter ended June 30, 2010

Holstenplatz in Hamburg, Germany—wholly owned office building.

Second Quarter Overview

•        On June 30, the REIT acquired Holstenplatz, a multitenant office property in Hamburg, Germany. The purchase price was €10.3 million ($12.5 million), representing a significant discount to replacement cost and appraised value. The REIT financed 78% of the purchase price with a 5-year loan at a fixed rate of 3.9% and monthly payments of €13,750. As of June 30, Holstenplatz was 81% leased.

•        On May 10, as previously announced, the REIT acquired fee title to the Palms of Monterrey in Fort Myers, Florida. On June 11, the REIT obtained a 7-year Freddie Mac-financed loan on this multifamily property. The Palms is 94% leased and 91% occupied.

•        In Denver, the REIT’s 1875 Lawrence property was 95% leased as of June 30. The REIT executed a 78-month renewal with InfoNow, effective November 2010. Lease renewals or extensions are being negotiated with three current tenants. Another tenant has informed the REIT that it intends to exercise its lease termination option and vacate the property by the end of August, which will reduce occupancy to 73%.

•        The REIT has fully funded its $25 million mezzanine loan commitment under the Privatization of Army Lodging (PAL) program for the renovation of 3,200 hotel rooms on 10 bases in the U.S. This project is performing better than budgeted. The REIT earns a return on the PAL loan in excess of 18% per year.

•        On August 30, the REIT sold its 9.99% limited partnership interest in Stone Creek Apartments in Killeen, Texas, resulting in a return of 18.3%.

•        Kym Janney has joined the REIT and its advisor as senior vice president—financial administration. She will lead the REIT’s financial administration team and contribute her expertise in a number of key areas, including capital markets, lender relationships, forecasting, and financial modeling.

Financial Highlights

Some numbers have been rounded for presentation purposes.

(in thousands, except	3 mos. ended	3 mos. ended	6 mos. ended	6 mos. ended
per share data)	Jun. 30, 2010	Jun. 30, 2009	Jun. 30, 2010	Jun. 30, 2009
Modified FFO(1)	$6,109	$463	$7,421	$525
Modified FFO, per share(1)	$0.33	$0.05	$0.43	$0.06
Distributions declared	$2,323	$881	$4,290	$1,467
Distributions per share	$0.125	$0.091	$0.248	$0.165

(in thousands)	As of Jun. 30, 2010	As of Dec. 31, 2009
Total assets	$220,908	$144,937
Total liabilities	$53,878	$22,338

Investor Information

A copy of the REIT’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission, is available without charge at www.sec.gov or by written request to the REIT at its corporate headquarters. You may also elect to sign up for electronic delivery by visiting ehringerharvard.com and selecting the option to “Go Paperless” at the top of the home page. For additional information about Behringer Harvard and its real estate programs, please contact us at 866.655.3650.

behringerharvard.com

Reconciliation of MFFO to Net Income

(in thousands)	3 mos. ended Jun. 30, 2010	3 mos. ended Jun. 30 2009	6 mos. ended Jun. 30, 2010	6 mos. ended Jun. 30, 2009
Net income (loss)	$4,189	$(198)	$4,948	$(739)

Net income (loss) from noncontrolling interest	(547)	—	(619)	—

Real estate depreciation and amortization	1,071	661	1,652	1,264

FFO(2)	4,713	463	5,981	525

Acquisition expenses	1,396	—	1,440	—
MFFO	$6,109	$463	$7,421	$525

(1)     We use modified funds from operations (MFFO), which excludes from FFO acquisition-related costs, impairment charges and adjustments to fair value for derivatives not qualifying for hedge accounting, to further evaluate our operating performance. MFFO for the three and six months ended June 30, 2010 includes a gain recognized in earnings totaling $5,492, or $0.30 per share, related to obtaining the fee simple interest in the Palms of Monterrey.

(2)     Funds from operations (FFO) is defined by the National Association of Real Estate Investment Trusts as net income (loss), computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships, joint ventures, and subsidiaries.

FFO and MFFO should not be considered as an alternative to net income (loss) or as an indication of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions; both should be reviewed in connection with other GAAP measurements. A reconciliation of MFFO and MFFO-per-share to net income can be found on page 31 of our second quarter Form 10-Q on file with the SEC.

15601 Dallas Parkway, Suite 600 Addison, TX 75001 Date Published 09/10 • IN • 405869 © 2010 Behringer Harvard	PRESORTED STANDARD U.S. POSTAGE PAID HOUSTON, TX PERMIT NO. 2187

Second Quarter Report

Behringer Harvard Opportunity REIT II, Inc.